EXHIBIT 10.26
October 14, 2013

Jerry A. Steiner
800 North Lindbergh Blvd.
St. Louis, MO 63167

Dear Jerry:

This letter agreement sets forth our mutual understanding with respect to the terms and conditions under which you agree to serve Monsanto Company and its subsidiaries, affiliates and associated companies (collectively "Monsanto"), in a consulting capacity during the period beginning January 2, 2014, and ending June 30, 2015, inclusive ("Consulting Period") and agree to certain non-competition and no solicitation restrictions during such Consulting Period.

1.Consulting Services. It is understood and agreed that during the Consulting Period, you will make yourself available for up to a total of 500 hours to provide Monsanto or its designee the full benefit of your knowledge, experience and skill with respect to work on matters related to Monsanto’s corporate affairs and sustainability efforts (“Consulting Services”) on an as-needed and as-requested basis. The actual dates on which you provide Consulting Services will be determined by mutual agreement between you and Monsanto.
2.Non-Compete and No Solicitation Restrictions. As further consideration for the compensation referenced in paragraph 3 below, during the Consulting Period, you shall not, directly or indirectly, as an employee, employer, consultant, agent, sole proprietor, principal, associate, partner, stockholder, corporate officer or director, or in any other individual or representative capacity:

a.	Hire or attempt to hire any employee or agent of Monsanto or solicit, persuade, induce or encourage any employee or agent of Monsanto to terminate employment with Monsanto;

b.
Compete or attempt to compete with Monsanto’s business, or accept any form of employment or other affiliation (including, but not limited to, acting as a director) with any person, firm or entity which does so compete or is attempting to compete;

c.	Engage, directly or indirectly, in any Competitive Business;

d.	Provide any goods or services to any customer of any member of Monsanto, in competition with the goods or services offered or provided by Monsanto; and,

e.	Cause or attempt to cause any customer of Monsanto to divest, terminate, limit or fail to enter into, any business or potential business with Monsanto.
It is understood and agreed that Monsanto’s business is conducted throughout the world, and that you have been intimately involved in the conduct of that business globally and that it is reasonable, in light of your duties, responsibilities and the confidential, competitive information to which you have been privy, that your employment post-termination with Monsanto and activities be restricted on a global basis. For purposes of this letter agreement, “Competitive Business” shall mean any business engaged in the planning, development, production, distribution, sales or marketing of any product or services currently being planned, developed, produced, distributed, sold or marketed by Monsanto or which competes against any such products or services, including but not limited to:

a.	Glyphosate and other herbicides;

b.	Seed (including vegetable seeds) and related biotechnology traits and technology platforms based on plant genomics;

c.	Nucleotide based silencing;

d.	Microbials in agriculture; and,

e.	Precision agriculture, including the Climate Corporation.
Breach of the restrictions set forth in this paragraph 2 will result in immediate forfeiture of any future payments to be made to you under paragraph 3 of this letter agreement. In addition, Monsanto reserves any and all other legal and equitable rights it may have against you in the event of such a breach. In particular, it is understood, agreed and acknowledged that money damages will not be an adequate remedy for a breach of this paragraph 2 and that Monsanto may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this letter agreement.
3.Compensation. As compensation for both the Consulting Services and abiding with the non-compete and no solicitation restrictions under paragraph 2 of this letter agreement, you will be paid a monthly fee in the amount of $30,000 on the last day of each calendar month commencing January 31, 2014 and continuing through the earliest of June 30, 2015 or your death, disability, or failure or refusal to abide by the non-compete and no solicitation restrictions, to perform the Consulting Services, or otherwise abide with the other terms of this letter agreement.
4.Expenses. Monsanto will reimburse you for all reasonable travel and living expenses actually incurred by you in the performance of Consulting Services while away from your normal place of residence upon submission by you and approval by Monsanto of itemized expenses.
5.Independent Contractor. In performing Consulting Services hereunder, your status will be of an independent contractor and not that of an employee. Monsanto shall not have any right to exercise any control or direction over the manner in which you perform the Consulting Services hereunder. During the Consulting Period, you shall not be, represent yourself as, act or purport to act as or be deemed to be the agent, representative, employee or servant of Monsanto. You shall be responsible for all applicable taxes and other matters, if any, required of self-employed individuals by any governmental authority. You shall not be eligible for any of the benefits, directly or indirectly, available to Monsanto’s active employees or accrue any further benefits under Monsanto’s employee plans beyond the date of your termination as a Monsanto employee.
6.Assignment. You shall not (by operation of law or otherwise) assign your rights or delegate your performance hereunder without the prior written consent of Monsanto and any attempted assignment or delegation without such consent shall be null and void. Subject to the foregoing, this letter agreement shall be binding upon and inure to the benefit of the parties hereto, and, except as regards personal services, shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, executors and administrators of the parties hereto.
7.Indemnification. You agree to indemnify and hold Monsanto, it directors, officers, employees and agents, harmless from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by any of them as a result of or in connection with your negligence or willful misconduct.

8.Governing Law. The validity, interpretation and performance of this letter agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of Missouri (except its laws and decisions regarding conflicts of law which shall be disregarded in their entirety).
9.Non-Exclusivity of Agreement. You acknowledge and agree that the undertakings and obligations contained in this letter agreement are in addition to and not exclusive of: (i) all terms and conditions set forth in the Agreement and Release which will be presented to you in December 2013 as a condition of you receiving enhanced severance benefits under the Monsanto Company Salaried and Hourly Employees’ Separation Plan; (ii) all terms and conditions of your Employment Agreement with Monsanto Company, with the exception of the non-competition and no solicitation restrictions set forth therein which are replaced and superseded by the non-competition and no solicitation restrictions set forth in paragraph 2 of this letter agreement; and (iii) all other obligations and duties, whether express or implied, in fact or in law, that you may have with respect to the subject matter of this letter agreement. As part of those obligations, you agree that you will comply with all applicable laws relating to trading in Monsanto Company securities.
If the above terms and conditions meet with your understanding and approval, please show your acceptance and agreement by executing this letter agreement in duplicate at the place indicated below and returning one of the fully signed duplicates to Monsanto, along with attached IRS Form W-9.

Very truly yours,

MONSANTO COMPANY

/s/ Steven C. Mizell
By: Steven C. Mizell, Executive Vice
President, Human Resources

ACCEPTED AND AGREED TO AS
OF THE DATE FIRST ABOVE WRITTEN:

/s/ Jerry A Steiner
Jerry A. Steiner

3